Exhibit 99.1

Pentair, Inc.

5500 Wayzata Blvd., Suite 800

Golden Valley, MN 55416

763 545 1730 Tel

763 656 5204 Fax

News Release

PENTAIR TO ACQUIRE APW LTD.’s THERMAL MANAGEMENT BUSINESSES

Expands Pentair’s Enclosures Group into Growing Thermal Market, Provides Customers New Product Solutions

GOLDEN VALLEY, Minn. — October 17, 2005 — Pentair (NYSE: PNR) today announced that it has entered into a definitive agreement to acquire certain assets of APW Ltd., including the McLean Thermal Management, Aspen Motion Technologies and Electronic Solutions businesses. These businesses provide thermal management solutions and integration services to the telecommunications, data communications, medical and security markets.

Pentair expects the transaction to be accretive to its earnings per share in the first 12 months of ownership. The transaction, which is subject to regulatory approval and other customary closing conditions, is expected to close in the fourth quarter of 2005. The terms of the transaction are not being disclosed. However, the Company noted the purchase price, after taking tax benefits into account and excluding transaction costs, amounted to approximately 85 percent of the businesses’ 2005 fiscal year sales of approximately $140 million.

“This acquisition reflects Pentair’s Enclosures strategy to expand into markets adjacent to its base electrical and electronic enclosures business. The growth rates of the global thermal market are particularly attractive, reflecting the ever-increasing use of electronics in the industrial and technology markets,” said Randall J. Hogan, Pentair chairman and chief executive officer. “This is also an exciting opportunity to leverage the disciplines of Pentair’s high performing Enclosures team to implement performance improvements across these businesses, and drive organic growth by applying Pentair’s proven integrated management processes.”

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Upon closing, these businesses will become part of Pentair’s Enclosures Group. The Group is expected to have annual sales of nearly $1 billion in 2006.

Michael V. Schrock, chief operating officer of Pentair’s Enclosures and Filtration businesses, said the global market for thermal management products has been growing significantly faster than the electrical and electronic markets worldwide. He noted, “Thermal conditioning is a market that cuts across a diverse industry set. An estimated 55 percent of all electronic failures occur due to heat. Thermal management is becoming an increasing requirement due to factors such as miniaturization, which packs more electronics into ever-smaller spaces with an accompanying increase in heat generation.

“This acquisition also strengthens Enclosures’ offerings to the telecommunications and computing markets, accelerating our ability to serve the rapidly growing needs of those markets through our Advanced Telecommunications and Computing Architecture (ATCA) offerings,” Schrock added. “ATCA is a new global standard for embedded electronics platforms, and enables the migration from proprietary technology to open architecture. It is being embraced in data, telecommunications, and test and measurement applications worldwide.

“Pentair brings our commitment to customer service, product quality and innovation to the thermal market through this acquisition, and we are excited by the opportunities we see to innovate and grow,” Schrock said.

The company also reminds investors that, as previously announced, it will report third-quarter earnings on Tuesday, Oct. 25, 2005. A conference call to discuss the company’s earnings and review this acquisition is scheduled for 11 a.m. Central Daylight Time (CDT).

About APW’s Thermal Management Business

APW’s thermal management business employs approximately 1,000 people across three facilities. Its McLean Thermal business is based in Champlin, MN, its Aspen Motion Technologies business in Radford, VA, and its Electronic Solutions business in Poway, CA. The company’s McLean™ brand systems cool indoor and outdoor cabinets and enclosures, protecting vital electronics used by such industries as the telecommunications, data communications, test equipment, medical, machine tool and automotive sectors.

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About Pentair’s Enclosures Group

Pentair’s Enclosures Group produces technologically advanced systems to house and protect sophisticated electronics. Through its Hoffman, Schroff, Pentair Electronic Packaging and Taunus businesses, Pentair Enclosures serves the industrial, commercial, telecommunications, data communications and networking markets worldwide.

About Pentair, Inc.

Pentair (www.pentair.com) is a diversified operating company headquartered in Minnesota. Its Water Group is a global leader in providing innovative products and systems used worldwide in the movement, treatment, storage and enjoyment of water. Pentair’s Enclosures Group is a leader in the global enclosures market, designing and manufacturing standard, modified and custom enclosures that house and protect sensitive electronics and electrical components. With 2004 revenues from continuing operations of $2.28 billion, or $2.76 billion on a pro forma basis, Pentair has approximately 13,000 employees worldwide.

This press release contains statements that Pentair believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including any statements about Pentair’s anticipated sales, earnings, synergies or other results or expected benefits of the acquisition of these businesses. These forward-looking statements generally can be identified by the use of words such as “believes,” “anticipates” or “expects,” or words of similar import. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those currently anticipated, including the company’s ability to succesfully integrate the operations of these businesses, the ability to close the forementioned acquisition on Pentair’s expected timetable, and the risk that expected synergies may not be fully realized or may take longer to realize than expected. Forward-looking statements included herein are made as of the date hereof and Pentair undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

Contacts:

Rachael Jarosh	Mark Cain
Communications	Investor Relations
Tel.: (763) 656-5280	Tel.: (763) 656-5278
E-mail: rachael.jarosh@pentair.com	E-mail: mark.cain@pentair.com